Exhibit 10.2

Garland, Texas

INDUSTRIAL NET LEASE

Amendment No. 2

This Amendment No. 2. dated as of October 1, 1998, is by and between MRM Associates, an Illinois partnership (“Lessor”) and Armstrong Containers, Inc., an Illinois corporation (“Lessee”) with reference to the Garland, Texas Industrial Net Lease dated January 14, 1985, as amended by an Amendment dated January 1, 1993 (together the “Lease”) between Lessor and Lessee. (Capitalized terms used without definitions have the meanings provided in the Lease. References in this Amendment to text locations in the Lease are to the Lease as it existed before this Amendment thereto.)

Lessor and Lessee agree that, effective as of the date hereof, the Lease is hereby amended as follows:

1.	Effective as of the date of issuance of a certificate of occupancy with respect to the addition to the building on the Premises contemplated by the Building Expansion and Improvement Agreement (“Expansion Agreement”) dated the date hereof (the “Addition”), the term “Premises” which is defined in Section 2.1 of the Lease shall include the Addition and the Improvements (defined in the Expansion Agreement).

2.	Issuance of a certificate of occupancy with respect to the Addition shall constitute Lessee’s acknowledgment that the Addition and the Improvements are in good and satisfactory condition and that the second sentence of Section 5.3 of the Lease is applicable to the Addition and the Improvements. Such acknowledgment by Lessee will not impair Lessor’s representations and warranties in the Expansion Agreement.

3.	Section 2.1 of the Lease is amended by adding the words “(other than trade fixtures)” after the word ““fixtures” in the sixth line of such Section.

4.	Section 3 of the Lease is amended to extend the initial term of the Lease to December 31, 2011, subject to earlier termination pursuant to the provisions of the Lease and subject to two renewal options as follows:

Lessee may renew the Lease for a five year term beginning on January 1, 2012 and ending December 31, 2016 by giving Lessor written notice of Lessee’s election to extend not later than June 30, 2011, provided Lessee is not in default under the Lease as of the date of the notice or the date of commencement of the renewal term.

If Lessee renews the Lease for the renewal term ending December 31, 2016, Lessee may further renew the Lease for a live year term beginning on January 1, 2017 and ending December 31, 2021 by giving Lessor written notice of Lessee’s election to extend not later than June 30, 2016, provided Lessee is not in default under the Lease as of the date of the notice or the date of commencement of the renewal term.

5.	Section 4.1 of the Lease is amended in its entirety as follows:

“4.1 Base Rent. Lessee shall pay, as base rent for the premises (“Base Rent”):

(a) For the period from the date hereof through December 31, 1999, (i) $249,600 per year (the rate in effect under the Amendment dated January 1, 1993) plus (ii) for the period beginning on the date of issuance of a certificate of occupancy for the Addition, $3.25 per square foot of the Addition per year;

(b) For the period from January 1, 2000 through December 31, 2005, (i) $249,187 per year plus (ii) $3.45 per square foot of the Addition per year;

(c) For the period from January 1. 2006 through December 31, 2011, (i) $263,632 per year plus (ii) $3.65 per square foot of the Addition per year;

(d) For the period from January 1, 2012 through December 31, 2016 (if the first five-year renewal option is exercised), (i) $262,188 per year plus (ii) $3.63 per square foot of the Addition per year; and

(e) For the period from January 1, 2017 through December 31, 2021 (if the second five-year renewal option is exercised), (i) $275,911 per year plus (ii) $3.82 per square foot of the Addition per year.

For purposes of this Section 4.1 the number of square feet of the Addition will be as certified by the architects for the Addition. The phrases “Base Rent” and “Adjusted Base Rent” throughout the Lease shall refer to the Base Rent set forth in this Section 4.1. “

6.	Section 4.2 of the Lease shall not apply for the period January 1, 1993 through January 1, 2021.

7.	Section 5.1 of the Lease is amended by adding the word “containers” after the words “metal and plastic” in the second line of such Section.

8.	Section 6.4(a) of the Lease is amended by (i) replacing the number “$10,000” with the number “$50,000” in the fifth line of such Section and (ii) deleting the penultimate sentence of such Section. Lessor consents to the alterations, improvements, additions and Utility Installations described in Lessee’s letter dated July 22, 1998.

9.	Section 6.4(d) of the Lease is amended to read in its entirety as follows:

(d) Unless Lessor requires their removal, as set forth in Paragraph 6.4(a), all alterations, improvements and additions which may be made on the Premises shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term of this Lease. Notwithstanding the provisions of this Paragraph 6.4(d), Lessee’s machinery, trade fixtures (including without limitation any switch gears, buss bars or other electrical upgrades made by Lessee) and equipment shall remain the property of Lessee and may be removed subject to the provisions of Paragraph 6.2. Lessor waives any and all rights it may have to Lessee’s machinery, trade fixtures, personal property and equipment, including a statutory or landlord’s lien against such property.

10.	Section 7.1 of the Lease is amended by replacing “comprehensive public” with “commercial general” in the third line of such Section.

11.	Section 7.4 of the Lease is amended by deleting the penultimate sentence of such Section.

12.	Section 7.6 of the Lease is amended by

(i) replacing the phrase “and, if requested by Lessor, shall be issued in the name of Lessor’s first mortgagee or beneficiary” with the phrase “and shall name Lessor and at Lessor’s request Lessor’s mortgagee or beneficiary as an additional insured on all liability policies and shall name Lessor or at Lessor’s request Lessor’s first mortgagee or beneficiary as sole loss payee on the policy of insurance required by Section 7.2(a)(i), provided such first mortgagee or beneficiary agrees to customary escrow provisions for making the proceeds of such insurance available to pay costs of repair or replacement of the Premises”; and

(ii) replacing the last sentence of such Section with: “If Lessee fails to secure and maintain any insurance as required by this Lease, and fails to cure such failure within 10 days after written notice from Lessor. Lessor may, but shall not be required to, procure and maintain that insurance at the expense of Lessee.”

13.	Section 8.1 of the Lease is amended by replacing the second sentence thereof with the following sentence:

“Repair and replacement pursuant to this Paragraph 8.1 shall be at Lessee’s expense, whether or not the damage or destruction was caused by a peril covered or required to be covered by insurance, and Lessee shall have the right to receive the proceeds of any insurance proceeds provided under this Lease with respect to that damage or destruction on customary terms providing for prompt reimbursement of costs of such repair and replacement on a schedule that is reasonable in the circumstances.”

14.	Section 9.1 of the Lease is amended by adding the following sentences to the end of such Section.

“Lessee may, at its own expense, in its own name or in the name of the Lessor, take reasonable steps to protest increases in real estate or ad valorem taxes on the Premises, to protest the inclusion of the Premises within any assessment levied on the Premises and to enter into arbitration of such matters. Lessor agrees to cooperate in such matters, provided Lessee reimburses Lessor for its out-of-pocket expenses. Lessee agrees to hold Lessor harmless from and against any liability, cost or expense suffered by Lessor as a result of Lessee’s activities under this Section 9.1.”

15.	Section 12. l(a) of the Lease is amended by deleting the words “vacating or” from such Section.

16.	Section 12.2(a) of the Lease is amended by deleting the phrase “any substantial portion of from the phrase “If termination is caused by the failure to pay rent and/or the abandonment of any substantial portion of the Premises,.”

17.	Section 14.2 of the Lease is amended by adding the following sentence to the end of such Section:

“Notwithstanding the foregoing, if Lessor shall transfer ownership in the Premises, Lessor shall remain responsible to Lessee for each obligation of Lessor under this Lease until the new owner agrees in writing to assume and perform such obligation.”

18.	Section 14.4 of the Lease is amended by replacing “1 1/2% per month” with “the prime rate (as published in The Wall Street Journal plus 1%”.

19.	The last sentence of Section 14.7 of the Lease is amended to read as follows:

“Lessee agrees to consent to any amendment to this Lease reasonably requested by a potential mortgagee of the Premises if such amendment would not adversely affect Lessee’s rights under this Lease or increase Lessee’s obligations under this Lease.”

20.	Section 14.8(b) is amended to read in its entirety as follows:

“(b) Notices given under the terms of the Lease shall be deemed to be delivered when receipted for (or deliberately refused) by the addressee either (i) after deposit in the United States Mail, certified mail, return receipt requested and obtained, or (ii) by local or air express courier, with a receipt for delivery obtained, or (iii) by personal delivery, with a receipt for delivery obtained. Either party may by written notice to the other specify a different address for payments or for delivery of notices.”

21.	The last sentence of Section 14.9 is amended to read in its entirety as follows:

“The acceptance of rent by Lessor, and any failure by Lessor to enforce or demand strict compliance with any provision of this Lease, shall not be a waiver of any breach by Lessee of any provision of this Lease.”

22.	Section 14.21 is amended to read in its entirety as follows:

“14.21 Attorneys’ Fees. Notwithstanding anything in the Lease to the contrary, in the event that any action or proceeding is brought to enforce any term, covenant or condition of the Lease on the part of Lessor or Lessee, the prevailing party in such litigation shall be entitled to recover reasonable attorneys’ fees to be fixed by the court in such action or proceeding. Furthermore, both Lessor and Lessee shall be obligated to pay the attorneys’ fees and expenses of the other party to the Lease if such other party is made a party to litigation solely because of its being a party to the Lease without any allegation that such other party is in breach of the Lease or has participated in any wrongful conduct.”

23.	A new Section 14.22 is added to the Lease as follows:

“14.22 Non-Disturbance Agreement. Prior to granting any mortgage or other security instrument with respect to the Premises or entering into any lease of the Premises superior to this Lease, Lessor agrees to obtain from each holder of such mortgage or other security instrument, or from the lessor under such superior lease, a non-disturbance agreement in favor of Lessee in the standard form reasonably used by such holder or lessor.”

24.	A new Section 14.23 is added to the Lease as follows:

“ 14.23 Commercial Reasonableness. Lessor hereby agrees with Lessee that, at any time during any term of the Lease that Lessor has the right or privilege of giving approval, consent, making a judgment, exercising an option or election or otherwise making a decision or taking action or inaction affecting the rights of Lessee under the Lease or under the Rules and Regulations attached to the Lease, no such approval or consent shall be unreasonably withheld or delayed, and all such judgments, elections and decisions by Lessor shall be made both reasonably and with reasonable promptness. Where Lessor is entitled under any provision of the Lease to make any payment on behalf of or reimbursable by Lessee, including without limitation the payment of any expenses, costs or fees whatsoever, all such payments, expenses costs and fees shall be reasonable and actual in amount and shall be contracted for and paid by Lessor in a commercially reasonable manner.”

25.	A new Section 14.24 is added to the Lease as follows:

“14.24 Definition of Abandonment. Lessee shall not be deemed to have “abandoned” the Premises unless Lessee has vacated all of the Premises for at least 30 clays.”

26.	A new Section 15 is added to the Lease as follows:

“15. Purchase Option, (a) Lessee shall have the option to purchase the Premises subject to the Lease on the following dates and at the following prices:

December 31, 2011 – $3,500,000

December 31, 2016 – $3,250,000

December 31, 2021 – $3,000,000

Lessee may exercise this option by giving Lessor irrevocable written notice of exercise not later than 180 days before the applicable purchase date. Any such purchase shall be for cash at closing using such forms that are customary for closings of similar transactions in the State of Texas.

(b) At closing of a purchase of the Premises, Lessor shall be obligated to convey good and marketable fee simple title to the Premises free and clear of any liens granted by Lessor and shall provide Lessee with a title insurance policy with only standard exceptions and any other exceptions Lessee elects to accept.

27.	Notwithstanding the provisions of Section 11 of the Lease, Lessee shall have the right to assign its right, title and interest under the Lease or to enter into a sublease of all or a portion of the Premises, with prior notice to Lessor but without prior consent of Lessor, if such assignment or sublease is made to a corporation under common control with Lessee or to a subsidiary or successor to Lessee by corporate merger or by change of corporate name, whether by transfer of a majority interest of stock, merger or dissolution, provided, however, that Lessee (or its successor if any) shall not be released from its obligations under this Lease as a result of any such assignment or sublease.

28.	Notwithstanding any provision of the Lease to the contrary, no indemnification or agreement by Lessee to hold Lessor harmless from loss, costs, damages or liability shall indemnify or hold harmless Lessor against any loss, costs, damages or liability caused by or resulting from the negligence or willful act of Lessor, nor shall any waiver of Lessee’s rights or any release of Lessor contained in the Lease be deemed to release Lessor from responsibility for any such negligent or willful act.

This Amendment shall be effective when Lessor has received the following documents from Lessee:

(i) A copy, certified by the Secretary or an Assistant Secretary of Lessee, of a resolution of the board of directors of Lessee authorizing the execution and delivery of this Amendment;

(ii) An incumbency certificate executed by the Secretary of an Assistant Secretary of Lessee showing the name, office and signature of the person executing this Amendment on behalf of Lessee; and

(iii) An Affirmation of Lease Guaranty in the form attached to this Amendment as Exhibit A duly signed by an officer of Brockway Standard, Inc.

The Lease, as amended by this Amendment, is ratified and remains in full force and effect.

Signed as of the date written above.

MRM Associates		Armstrong Containers, Inc.
By	MRM Real Estate Associates, L.P.,
its sole partner
By	MRM Real Estate Corporation
its general partner

By	/s/ Illegible	By	/s/ Illegible
Title:	President	Title:	Vice President
Purchasing & Logistics

EXHIBIT A

AFFIRMATION OF LEASE GUARANTY

This Affirmation of Lease Guaranty, dated as of October 1, 1998, is by Brockway Standard, Inc., a Delaware corporation (“Brockway Standard”) with reference to the Guaranty of Lease dated as of April 27, 1993 (the “Guaranty”) by Brockway Standard in favor of MRM Associates, an Illinois partnership (“Lessor”). Capitalized terms in this Affirmation have the meanings provided in the Guaranty.

To induce Lessor to enter into a Building Expansion and Improvement Agreement with Lessee and an Amendment No. 2 to the Lease, Brockway Standard hereby affirms its obligations under the Guaranty and acknowledges that the obligations of Lessee guaranteed by Brockway Standard pursuant to the Guaranty include all obligations of Lessee under the Lease as amended by Amendment No. 2 to the Lease.

Signed as of the date written above.

Brookway Standard, Inc.

By	/s/ Illegible
Title:	Vice President Purchasing & Logistics

Garland, Texas

INDUSTRIAL NET LEASE

Amendment dated January 1, 1993

Reference is made to the Garland, Texas Industrial Net Lease dated January 14, 1985 (lease agreement) between MRM Associates, a Partnership organized under the laws of the State of Illinois (“Lessor”) and Armstrong Containers, Inc., an Illinois corporation (“Lessee”).

Subject to the terms and conditions contained herein and the Lessee’s and the Lessor’s written acceptance hereof, the lease agreement is amended, effective as of January 1, 1993, as follows:

1.	Section 3 of the lease agreement is hereby amended to extend the term of the lease agreement to January 1, 2000, unless sooner terminated pursuant to any provision of the lease agreement.

2.	Section 4.1 of the lease agreement is hereby amended in its entirety as follows:

4.1 Rent. Lessee shall pay, as rent for the premises, the amount of $249,600 per year for the period January 1, 1993 to January 1, 2000. During the period January 1, 1993 to January 1, 2000, the phrases “Base Rent” and “Adjusted Base Rent” throughout the lease agreement shall refer to the rent set forth in this Section 4.1.

3.	Section 4.2 of the lease agreement shall not apply for the period January 1, 1993 through January 1, 2000.

4.	The Lessor agrees to repair the premises’ roof and driveway during the calendar year 1993 in a manner similar to the repairs described in Exhibit I of this amendment to the lease agreement with the understanding that the Lessor’s aggregate cost for these repairs will not exceed $202,000.00.

5.	The Lessor and Lessee agree that the lease agreement may be further extended for two separate five (5) year extended terms at the election of the Lessee. The first five (5) year term would commence on January 2, 2000 and continue through January 1, 2005 and the second five year extended term would commence on January 2, 2005 and continue through January 1, 2010. To extend the lease term, the Lessee must deliver to the Lessor a written notice not earlier than 270 days and not later than 180 days prior to the end of the then existing lease term.

The monthly rental payable during the first five (5) year extended term shall be adjusted to the then prevailing fair market rental for similar properties in the area of the leased premises existing at January 2, 2000. The monthly rental payable during the second five (5) year extended term shall be adjusted to the then prevailing fair market rental for similar properties in the area of the premises existing at January 2, 2005. Notwithstanding the foregoing, the annual rental payable during either of the five (5) year extended terms shall not be less than the Minimum Extended Rental, as defined below.

The term “Minimum Extended Rental” means $249,600 multiplied by the ratio of the Consumer Price Index for all Urban Consumers published by the United States Department of Labor (“CPI-U”) for the December immediately preceding the commencement of the relevant five (5) year extended term to the CPI-U for December, 1992. The CPI-U for both the reference month and the base month shall be determined on the basis of the first published final index.

The foregoing constitute all amendments of the lease agreement in effect as of the date hereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return it to the undersigned. Upon execution of the enclosed counterpart, this letter of amendment to the lease agreement shall become a binding agreement between Lessor and Lessee as of January 1, 1993.

Very truly yours,

ARMSTRONG CONTAINERS, INC.

By:	/s/ Illegible
Kenneth R. Roza
President & CEO

Agreed and Accepted as of the date first above written:

MRM ASSOCIATES

By:	/s/ Illegible

Title:	Illegible

GARLAND, TEXAS

INDUSTRIAL NET LEASE

1.	PARTIES

This lease (“Lease”), dated January 14, 1985 is made by and between MRM Associates, a Partnership organized under the laws of the State of Illinois (“Lessor”) and ARMSTRONG CONTAINERS, INC., an Illinois corporation (“Lessee”).

2.	PREMISES LEASED.

2.1 Description of Premises. Lessor is the owner of certain real property located in the City of Garland, County of Dallas, State of Texas and described on Exhibit A. The real property shown on Exhibit A, including the land, building and improvements constructed on the land as of the date of this Lease and including the fixtures which are an integral part of the buildings and other improvements, such as loading docks, lights, heating and air conditioning equipment and the like is in this Lease called the Premises.

2.2 Lease of Premises. Lessor leases to Lessee, and Lessee leases from Lessor, the Premises, for the term, at the rental, and upon of all the conditions set forth in this Lease.

3.	Term.

The term of this Lease shall be for the period commencing on January 14, 1985 and ending on December 14, 1993, unless sooner terminated pursuant to any provisions of this Lease.

4.	Rent.

4.1 Base Rent. Lessee shall pay, as rent for the Premises, the amount of $200,000 per year (“Base Rent”), subject to adjustment as described in Paragraph 4.2.

4.2 Adjustment of Base Rent. The Base Rent shall be adjusted as of each January 1 during the term of this Lease, and the Base Rent as so adjusted (“Adjusted Base Rent”) shall be the rent in effect for the year beginning with that January 1. The Adjusted Base Rent for each year (beginning with the year 1986) shall be equal to $200,000 multiplied by the ratio of the Consumer Price Index for all Urban Consumers published by the United States Department of Labor (“CPI-U”) for

the December immediately preceding that year to the CPI-U for December, 1984, provided that in no event shall the Adjusted Base Rent for any year be less than $200,000. Lessor shall calculate the Adjusted Base Rent for each year as soon as possible after the CPI-U for December of the immediately preceding year of that year is available. Lessee shall pay (or may deduct, in the case of a decrease in Adjusted Base Rent) on the first day of the following month the amount of the adjustment applicable to any months already elapsed in that year. The CPI-U for both the reference month and the base month shall be determined on the basis of the first published final index.

4.3 Payment Terms. Rent shall be payable monthly in advance without offset or deduction. Rent for each month in any period of less than a year shall be equal to  1/12 of the applicable annual rent. Rent for any period of less than a month shall be equal to the number of days in that period divided by 30 and multiplied by the applicable monthly rent. Rent for each month shall be due and payable on the first day of that month. Rent for any period of less than a month shall be due and payable on the first day of that period. All payments of rent shall be made by wire transfer of immediately available funds to a bank account designated by Lessor.

4.3 Special Net Lease. This Lease is what is commonly called a “Net, Net, Net Lease.” It is understood that the Lessor shall receive the rent free and clear of any impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises. In addition to the rent specified in this Lease, Lessee shall pay directly all impositions, insurance premiums, taxes, utilities and other operating charges, maintenance charges, constructions costs, and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease during its term. All of those charges, costs and expenses shall constitute Additional Rent. Upon the failure of Lessee to pay any of those costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent. It is the intention of the parties that this Lease shall not be terminable for any reason by the Lessee, and that Lessee shall not be entitled to any abatement of or reduction in rent payable under this Lease, except as expressly provided in this Lease. Any present or future law to the contrary shall not alter this agreement of the parties.

4.4 Governmental Regulation. If the rental payments determined pursuant to this Section 4 exceed that allowed by the terms of any valid governmental restriction which limits the amount of rent or if the rental payments determined pursuant to this Section 4 exceed any limitation otherwise imposed by this Lease, the amount of rent or other payments shall be the maximum permitted by that governmental restriction and by that limitation; however, all increases or decreases in rent or other payments provided in this Lease shall be calculated after removal of that restriction or limitation based upon the amount of the rent which would have been payable under this Lease if that governmental restriction or other limitation had not limited the rent payable under the terms of this Lease.

5.	USE.

5.1 Use. The Premises shall be used and occupied for the manufacturing of metal and plastic and related general office and manufacturing use.

5.2 Compliance With Law. Lessee shall, at Lessee’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders and requirements in effect during the term or any part of the term of this Lease regulating the use by Lessee of the Premises. Lessee shall not use or permit the use of the Premises in any manner that will tend to create waste or nuisance. Lessee shall not cause, maintain or permit any outside storage on or about the Premises, without the prior written permission of Lessor.

5.3 Condition of Premises. Lessee’s occupancy of the Premises on commencement of the term shall constitute Lessee’s acknowledgement that the Premises are in good and satisfactory condition. Lessee accepts the Premises and this Lease subject to all matters of record and to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises.

6.	MAINTENANCE, REPAIRS AND ALTERATIONS.

6.1 Lessee’s Obligations. Lessee shall maintain and keep in good order, condition and repair the Premises and every part of the Premises, structural and non-structural, (whether or not the portion of the Premises requiring repair, or the means of repairing that portion are reasonably or readily accessible to Lessee, and whether or not the need for those repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of that portion of the Premises), including without limitation all plumbing, heating, air conditioning, ventilating, electrical, lighting facilities and equipment within the Premises, fixtures, walls (interior and exterior), foundations, ceilings, roofs (interior and exterior), floors, windows, doors, plate glass and skylights located within the Premises, and all landscaping, driveways, parking lots, fences and signs located on the Premises and sidewalks and parkways adjacent to the Premises.

6.2 Condition Upon Surrender. On the last day of the term of this Lease, or on any sooner termination, Lessee shall surrender the Premises to Lessor in the same condition as when received, broom clean, ordinary wear and tear excepted. Lessee shall repair any damage to the Premises occasioned by the removal of Lessee’s trade fixtures, furnishings and equipment pursuant to Paragraph 5.6(d), including the patching and filling of holes and repair of structural damage.

6.3 Lessor’s Rights. If Lessee fails to perform Lessee’s obligations under this Paragraph 6, Lessor may enter the Premises, after ten (10) days’ prior written notice to Lessee, and put the Premises in good order, condition and repair. Any costs incurred by Lessor under this Paragraph 6.3 together with interest at the rate specified in Paragraph 14.4 shall become due and payable as additional rental to Lessor with Lessee’s next rental installment.

6.4 Alterations and Additions.

(a) Lessee shall not, without Lessor’s prior written consent, make any alterations, improvements, additions or Utility Installation in or about the Premises, except for non-structural alterations, improvements or additions not exceeding $10,000 in cost. As used in this Paragraph 6.4 the term “Utility Installation” means bus ducting, power panels, wiring, fluorescent fixtures, space heaters, conduits, air conditioning equipment and plumbing. Lessor may require that Lessee remove any alterations, improvements, additions or Utility Installations at the expiration of the term and restore the Premises to their prior condition. Lessor may require Lessee to provide Lessor, at Lessee’s expense, a lien and completion bond in an amount equal to 150% of the estimated cost of any improvements, to insure Lessor against any liability for mechanics’ and materialmen’s liens and to insure completion of the work. If Lessee makes any alterations, improvements, additions or Utility Installations without the prior approval of Lessor, Lessor may require Lessee to remove them.

(b) Any alterations, improvements, additions or Utility Installation in or about the Premises that Lessee desires to make which require the consent of the Lessor shall be presented to Lessor in written form, with proposed detailed plans. Any consent of Lessor shall be deemed conditioned upon Lessee acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy of that permit to Lessor prior to the commencement of the work and the compliance in a prompt and expeditious manner by Lessee with all conditions of that permit.

(c) Lessee shall pay, when due, all claims for labor or materials furnished to or for Lessee at or for use on the Premises which are or may be secured by any mechanics’ or materialmen’s lien against any interest in the Premises. Lessee shall give Lessor not less than ten (10) days’ notice prior to the commencement of any work in the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee in good faith contests the validity of any lien, claim or demand, Lessee shall, at its sole expense, defend itself and Lessor against the same and shall pay and satisfy any adverse judgment that may be rendered on that claim before the enforcement of any lien or judgment against the Lessor or the Premises. If required by Lessor, Lessee shall furnish a surety bond satisfactory to Lessor in an amount equal to the contested lien, claim or demand indemnifying Lessor against liability for, and holding the Premises free from the effect of, that lien or claim. In addition, Lessor may require Lessee to pay Lessor’s attorneys fees and costs in participating in any action. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, sub-contractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Premises or any part of the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s or other liens against the interest of Lessor in the Premises.

(d) Unless Lessor requires their removal, as set forth in Paragraph 6.4(a), all alterations, improvements, additions and Utility Installations (whether or not those Utility Installations constitute trade fixtures of Lessee), which may be made on the Premises, shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term of this Lease. Notwithstanding the provisions of this Paragraph 6.4(d), Lessee’s machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Lessee and may be removed by Lessee subject to the provisions of Paragraph 6.2. Lessor waives any and all rights it may have to Lessee’s machinery and equipment, including a statutory or landlord’s lien against such property.

7.	INSURANCE; INDEMNITY.

7.1 Liability Insurance. Lessee shall, at Lessee’s expense, obtain and maintain in force during the term of this Lease a policy of comprehensive public liability insurance insuring the Lessor against any liability arising out of the ownership, use, occupancy or maintenance of the Premises. That insurance shall be in an amount of not less than $500,000 per occurrence. Lessee shall also keep in effect umbrella liability insurance in an amount of not less than $10,000,000, with a self-insurance retention of not more than $10,000. The limits of that insurance shall not, however, limit the liability of Lessee under this Lease. All bodily injury insurance and property damage liability insurance shall specifically insure the performance by Lessee of the indemnity agreement as to liability for injury to or death of persons and injury or damage to property as set forth in Paragraph 7.4.

7.2 Fire and Rent Loss Insurance.

(a) Lessee shall, at Lessee’s expense, obtain and maintain in force during the term of this lease the following:

(i) Fire Insurance. A policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value of the Premises, providing protection against all perils included within the classification of fire, extended coverage, vandalism and malicious mischief and special extended perils (all risk, but not including plate glass except to the extent covered within the classification of fire); and

(ii) Rent Loss Insurance. Rent loss insurance insuring that the Base Rent or, after January 1, 1986, Adjusted Base Rent then in effect, will be paid to Lessor for a period of up to one year after the Premises are destroyed or rendered inaccessible by a risk insured against by the policy of insurance described in Paragraph 7.2(a) (i) above.

(b) Lessee shall maintain in full force and effect on all of its fixtures and equipment in the Premises and the leasehold improvements in the Premises a policy or policies of fire and extended coverage insurance with standard covering endorsement to the extent of at least eighty (80%) percent of their insurable value. During the term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures, equipment and leasehold improvements so insured. Lessor shall have no interest in the insurance upon Lessee’s equipment, fixtures or leasehold improvements and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Lessee. Lessor will not carry insurance on Lessee’s possessions.

7.3 Waiver of Subrogation. Lessee waives any and all right of recovery against Lessor, or against the officers, employees, agents and representatives of Lessor, or for loss to Lessee or damage to Lessee or its property or the property of others under its control, where that loss or damage is insured against under any insurance policy in force at the time of the loss or damage. Lessee shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that this waiver of subrogation is contained in this Lease.

7.4 Indemnity. Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee’s use of the Premises, or from the conduct of Lessee’s business or from any activity, work or things done, permitted or suffered by Lessee, its agents, contractors, employees or invitees in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease, or arising from any negligence of the Lessee, or any of Lessee’s agents, contractors, employees or invitees and from and against all costs, attorney’s fees, expenses and liabilities incurred in the defense of any related claim or any action or proceeding brought on that claim; and in case any action or proceeding is brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall defend that claim at Lessee’s expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause. Lessee waives all claims in respect of damage to property or injury to persons against Lessor.

7.5 Exemption of Lessor from Liability. Lessee agrees that Lessor shall not be liable for injury to Lessee’s business or any loss of income from Lessee’s business or for damage to the goods, wares, merchandise or other property of Lessee, Lessee’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from fire, steam, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the damage or injury results from conditions arising upon the Premises or from other sources or places, and regardless of whether the cause of damage or injury or the means of repairing the same is inaccessible to Lessee.

Nothing contained in this Paragraph 7.5 shall be construed to excuse Lessor from liability caused by the gross negligence or willful misconduct of Lessor.

7.6 Insurance Policies. Insurance required to be maintained by Lessee under this Lease shall be in companies holding a General Policyholders Rating of B plus or better as set forth in the most current issue of “Best’s Insurance Guide” and, if requested by Lessor, shall be issued in the name of Lessor’s first mortgagee or beneficiary. Within ten (10) days after the commencement of the term of this Lease, Lessee shall deliver to Lessor copies of policies of insurance required under Paragraph 7.1 and Paragraph 7.2 or certificates evidencing the existence and, amounts of that insurance with loss clauses designating Lessor and each of the general partners of Lessor as “additional insured”. No policy shall be cancellable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Lessor. Lessee shall, within ten (10) days prior to the expiration of any required insurance policies, furnish Lessor with renewals or “binders”. If Lessee fails to do so, Lessor may order the insurance and charge the cost to Lessee, which amount shall be payable by Lessee upon demand. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Paragraph 7.1 and Paragraph 7.2. If Lessee fails to procure and maintain any insurance as required by this Lease Lessor may, but shall not be required to, procure and maintain that insurance at the expense of Lessee.

8.	DAMAGE OR DESTRUCTION.

8.1 Partial Damage or Destruction. If the Premises are damaged or partially destroyed to an extent that repair or replacement costs (as reasonably determined by Lessor) are less than 50% of the cost of replacement in the event of total destruction, Lessee shall repair the damage or replace the portion of the Premises destroyed as soon as reasonably possible. Repair and replacement pursuant to this Paragraph 8.1 shall be at Lessee’s expense, whether or not the damage or destruction was caused by a peril covered or required to be covered by insurance, and, upon completion of repair or replacement, Lessee shall have the right to receive the proceeds of any insurance provided under this Lease with respect to that damage or destruction, as and when any mortgagee of the Premises makes such proceeds available. Repairs and replacement pursuant to this Paragraph 8.1 shall be considered alterations which require the consent of Lessor for purposes of Paragraph 6.4, which consent shall not be withheld unreasonably.

8.2 Substantial Damage or Destruction. If the Premises are damaged or destroyed, in either case to an extent that repair or replacement costs (as reasonably determined by Lessor) are 50% or more, but less that 90%, of the cost of replacement in the case of total destruction, Lessor may, at its option, (i) by notice to Lessee terminate this Lease as of the date of damage or destruction, in which case Lessor shall have the right to receive the proceeds of any insurance provided under this Lease with respect to that damage or destruction or (ii) require Lessee to repair the damage or replace the destroyed portion of the Premises on the same terms and conditions applicable to partial damage or destruction pursuant to Paragraph 8.1

8.3 Total Damage or Destruction. If the Premises are damaged or destroyed to the extent that repair or replacement costs (as reasonably determined by Lessor) are 90% or more of the cost of replacement in the case of total destruction, this Lease shall terminate as of the date of destruction, and Lessor shall have the right to receive the proceeds of any insurance provided under this Lease with respect to that damage or destruction.

8.4 Abatement of Rent. If the Premises are partially or substantially destroyed or damaged by any peril insured by the policy of rent loss insurance carried pursuant to Paragraph 7.2(a)(ii) and Lessee repairs or replaces the Premises pursuant to the provisions of Paragraph 8.1 or 8.2, the rent payable under either Paragraph 4.1 and 4.2 for the period during which repair or restoration continues (but in no event in excess of twelve (12) months) shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired. Except for that abatement, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any damage, destruction, repair or restoration, regardless of the time required for performance of repairs or replacement.

9.	REAL PROPERTY TAXES.

9.1 Payment of Taxes. Lessee shall pay Lessor an amount equal to all real property taxes applicable to the Premises during the term of this Lease. The real property taxes applicable to any partial calendar year in which this Lease is in effect shall be prorated between Lessee and Lessor. Lessee shall pay, with each payment of Rent for a month under Paragraph 4.3, an amount equal to 1/12 of the annual real property taxes for the current year. The amount payable for any period of less than a month shall be equal to the number of days in that period divided by 30 and multiplied by the amount of real property taxes applicable to that month. Prior to receipt of real property tax bills for a year Lessee shall pay each month an amount equal to 1/12 of the annual real property taxes for the prior year. Upon receipt of the real property tax bills for the year, Lessor shall give Lessee notice of the amounts payable under this Paragraph for the current year. Adjustments with respect to months already elapsed shall be paid (or may be deducted in the case of a decrease in taxes) on the first day of the month following notice.

9.2 Definition of “Real Property Tax”. As used in this Lease, the term “real property tax” includes any form of general or special assessment, license fee, commercial rental tax, levy, penalty, or tax (other than inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district, or any environmental surcharge as against any legal or equitable interest of Lessor in the Premises, as against the Lessor’s right to rent or other income from the Premises, or as against Lessor’s business of leasing the Premises.

9.3 Personal Property Taxes.

(a) Lessee shall pay prior to delinquency all assessments, license fees and other charges assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause those trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. Lessee will furnish Lessor with evidence satisfactory to Lessor of payment of amounts required to be paid by this subparagraph 9.3.

10.	UTILITIES.

(a) Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities and services supplied to the Premises, together with any applicable taxes. Any deficiency in or failure of utility service shall not entitle Lessee to an abatement of rent.

(b) Lessee, at Lessee’s expense, shall keep in good order, condition and repair all plumbing, heating, air conditioning, ventilating, electrical, and lighting facilities and equipment located within, or serving, the Premises.

11.	ASSIGNMENT AND SUBLETTING.

11.1 Lessor’s Consent required. Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent, which Lessor shall not unreasonably withhold. Any attempted assignment, transfer, mortgage, encumbrance or subletting without Lessor’s consent shall be voidable, and shall constitute a breach of this Lease. For purposes of this Paragraph 11.1 any transfer of more than 50% of Lessee’s stock (other than to Lessee’s stock ownership plan and related trust, and excluding for this purpose any stock of Lessee owned by the trust immediately prior to the transfer) shall constitute a voluntary assignment of this Lease and shall entitle Lessor to its remedies under Paragraph 12.2.

11.2 No Release of Lessee. Regardless of Lessor’s consent, no subletting or assignment shall release Lessee of Lessee’s obligation or alter the primary liability of Lessee to pay the rent and to perform all other obligations to be performed by Lessee under this Lease. The acceptance of rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision of this Lease. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

11.3 Attorney’s Fees. If Lessor consents to a sublease or assignment under Paragraph 11.1, Lessee shall pay Lessor’s reasonable attorney’s fees incurred in connection with giving consent.

12.	DEFAULTS: REMEDIES.

12.1 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) The vacating or abandonment of the Premises by Lessee.

(b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee under this Lease, as and when due, where such failure shall continue for a period of ten (10) days after written notice from Lessor to Lessee.

(c) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in Paragraph 12.1(b) above, where that failure continues for a period of thirty (30) days after written notice from Lessor to Lessee; provided, however, that if more than thirty (30) days are reasonably required for the cure of the default, Lessee shall not be deemed to be in default if Lessee commences the cure within the 30-day period and diligently completes it.

(d) (i) The making of any general assignment, or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to a bankruptcy (unless, in the case of a petition filed against Lessee, it is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where that seizure is not discharged within thirty (30) days.

(e) The discovery by Lessor that any financial statement given to Lessor by Lessee, any assignee of Lessee, any subtenant of Lessee’s obligations under this Lease, or any of them, was materially false.

12.2 Remedies. In the event of any material default or breach by Lessee, Lessor may at any time, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of the default or breach:

(a) Terminate this Lease by giving notice of termination to Lessee, in which event Lessee shall immediately surrender the Premises to Lessor and if Lessee fails so to do, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying the Premises, or any part of the Premises, by force, if necessary, without having any civil or criminal liability for that action, and Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of that termination, whether through inability to relet the Premises on satisfactory terms or otherwise, specifically including, but not limited to (i) all reasonable expenses necessary to relet the Premises which shall include the cost of renovating, repairing and altering the Premises for a new tenant or tenants, advertisements and brokerage fees and (ii) any increase in insurance premiums caused by the vacancy of the Premises. If termination is caused by the failure to pay rent and/or the abandonment of any substantial portion of the Premises, Lessor may elect, by sending written notice of election to Lessee, to receive liquidated damages in an amount equal to the rental payable under the Lease for the month during which the lease is terminated times twelve (12) which shall be in lieu of the payment of loss and damage Lessor may suffer by reason of termination as provided in the preceding sentence but which shall not be in lieu of or reduce in any way any amount (including accrued rent) or damages due to breach of covenant (whether or not liquidated) payable by Lessee to Lessor which accrued prior to the termination of the lease. Nothing contained in this Lease shall limit or prejudice the right of Lessor to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(b) Enter upon and take possession of the Premises and expel or remove Lessee or any other person who may be occupying the Premises, or any part thereof, by force, if necessary, without having any civil or criminal liability for that action and, without terminating this Lease, Lessor may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) and for such uses as Lessor in its absolute discretion may determine and Lessor may collect and receive any rents payable by reason of that reletting; and Lessee agrees to pay Lessor on demand all reasonable expenses necessary to relet the Premises which shall include the cost of renovating, repairing and altering the Premises for a new tenant or tenants, advertisements and brokerage fees, and Lessee further agrees to pay Lessor on demand any deficiency that may arise by reason of that reletting. Lessor shall not be responsible or liable for any failure to relet the premises or any part of the Premises or for any failure to collect any rent due upon any such reletting. No re-entry or taking of possession of the Premises by Lessor shall be construed as an election on Lessor’s part to terminate this Lease unless a written notice of termination is given to Lessee pursuant to Subparagraph 12.2(a) above.

(c) Enter upon the Premises by force if necessary without having any civil or criminal liability for that action, and do whatever Lessee is obligated to do under the terms of this Lease, and Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in effecting compliance with Lessee’s obligations under this Lease and Lessee further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action, whether caused by the negligence of Lessor or otherwise.

(d) Pursue any other remedy available to Lessor.

No action of Lessor, other than express written notice of termination, shall terminate this Lease.

12.3 Effect of Exercise of Remedies. No repossession of or re-entering on the Premises or any part of the Premises pursuant to Paragraph 12.2 above or otherwise and no reletting of the Premises or any part of the Premises pursuant to Paragraph 12.2(b) shall relieve Lessee or any guarantor of its liabilities and obligations under this Lease, all of which shall survive such repossession or re-entering. Upon any such repossession or re-entering on the Premises or any part of the Premises by reason of the occurrence of an event of default, Lessee will pay to Lessor the rent required to be paid by Lessee.

12.4 Default by Lessor. Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address has been furnished to Lessee in writing, specifying how Lessor has failed to perform that obligation; provided, however, that if more than thirty (30) days are reasonably required for performance, Lessor shall not be in default if Lessor commences performance within that 30-day period and diligently completes it. Lessee shall additionally afford the holder of any first mortgage or deed of trust covering the Premises a reasonable opportunity to perform on behalf of Lessor. Lessee shall have no right to terminate this Lease except as otherwise specifically provided in this Lease.

13.	CONDEMNATION.

If the Premises or any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of this power (“condemnation”), this Lease shall terminate as to any part of the Premises so taken as of the earliest date the condemning authority takes title or possession. If more than ten (10%) percent of the floor area of the

Premises is taken by the condemnation, Lessee may, on written notice to Lessor within ten (10) days after Lessor shall have given Lessee written notice of the taking (or in the absence of that notice, within ten (10) days after the condemning authority takes possession) terminate this Lease as of the date the condemning authority takes possession. If Lessee does not so terminate this Lease this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Adjusted Base Rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total area of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be property of Lessor, whether the award is made as compensation for diminution in value of the leasehold or the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any award for loss of or damage to Lessee’s trade fixtures and removable personal property. If this Lease is not terminated by reason of a condemnation, Lessor shall repair any damage to the Premises caused by that condemnation except to the extent that Lessee has been reimbursed for that damage by the condemning authority. If the damages received by Lessor in connection with that condemnation are not sufficient to effect repair, Lessor may either make that repair at Lessor’s expense or terminate this Lease.

14.	GENERAL PROVISIONS

14.1 Estoppel Certificate.

(a) Lessee shall at any time upon not less than ten (10) days’ prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor under this Lease, or specifying the defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

(b) Lessee’s failure to deliver a statement as and within the time required by subparagraph 14.1(a) shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that not more than one month’s Base Rent has been paid in advance.

(c) If Lessor desires to finance or refinance the Premises, Lessee agrees to deliver to any lender designated by Lessor such financial statements of Lessee as may be reasonably required by the lender. Those statements shall include the past three years’ financial statements of Lessee. All financial statements shall be received by Lessor in confidence and shall be used only for the purposes set forth in this Lease.

14.2 Lessor’s Liability. The term “Lessor” as used in this Lease shall mean only the owner at the time in question of the fee title of the Premises. In the event of any transfer of title, the Lessor named in this Lease (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of transfer of all liability with respect to Lessor’s executory obligations; provided that any funds in the hands of Lessor or the then grantor at the time of transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall be binding on Lessor’s successors and assigns, only during their respective periods of ownership.

14.3 Severability. The provisions of this Lease shall be interpreted where possible in a manner to sustain their legality and enforceability. The unenforceability of any provision of this Lease in a specific situation shall not effect the enforceability of that provision in another situation or the remaining provisions of this Lease.

14.4 Interest. Any amount due to Lessor not paid when due shall bear interest at a rate equal to the lesser of 1 1/2% per month or the greatest rate allowed by applicable law. Payment of such interest shall not excuse or cure any default by Lessee under this Lease.

14.5 Time of Essence. Time is of the essence.

14.6 Captions. Article and paragraph captions are not a part of this Lease.

14.7 Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned in this Lease. No prior agreement or understanding pertaining to any such matter shall be effective. The Lease may be modified only by a writing, signed by the parties in interest at the time of the modification. Lessee agrees to consent to any amendment to this Lease reasonably required by a potential mortgagee of the Premises, except any such amendment which would materially adversely affect Lessee’s rights under this Lease or materially increase Lessee’s obligations under this Lease.

14.8 Notices.

(a) Any notice required or permitted to be given under this Lease shall be in writing and may be served personally or by regular mail, postage prepaid addressed to Lessor and Lessee respectively at the addresses set forth after their signatures at the end of this Lease.

(b) Notices, if mailed, shall be deemed sufficiently served or given, for all purposes under this Lease, five (5) days after the date they are deposited in the United States mail.

(c) Either party may, by like notice to the other party, at any time and from time to time, designate a different address to which notices shall be sent.

14.9 Waivers. No waiver by Lessor of any provision of this Lease shall constitute a waiver of any other provisions of this Lease or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any act shall not render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of rent by Lessor shall not be a waiver of any breach by Lessee of any provision of this Lease.

14.10 Recording. Lessee shall not record this Lease without Lessor’s prior written consent, and any recordation without consent shall, at the option of Lessor, constitute a non-curable default by Lessee. Either party shall upon request of the other, execute, acknowledge and deliver to the other a “short form” memorandum of this Lease for recording purposes.

14.11 Holding Over. If Lessee remains in possession of the Premises or any part of the Premises after the expiration of the term of this Lease without the express written consent of Lessor, that occupancy shall be a tenancy from month to month at a rental in the amount of 150% of the last monthly Adjusted Base Rent plus all other Additional Rent and other charges payable under this Lease.

14.12 Cumulative Remedies. No remedy or election granted to or provided to or provided for Lessor under this Lease shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity. In addition to other remedies provided in this Lease, Lessor shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Lessor at law or in equity.

14.13 Covenants and Conditions. Each provision of this Lease performable by Lessee shall be deemed both a covenants and a condition.

14.14 Binding Effect: Choice of Law. Subject to any provision of this Lease restricting assignment or subletting by Lessee and subject to the provisions of Paragraph 14.2, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of Texas.

14.15 Lessor’s Access. Lessor and Lessor’s agents may enter the Premises at reasonable times for the purpose of inspecting the Premises, showing the Premises to prospective purchasers or lenders, and making such alterations, repairs, improvements or additions to the Premises as Lessor considers necessary or desirable. Lessor may at any time place on or about the Premises any ordinary “For Sale” signs and Lessor may at any time during the last one hundred eighty (180) days of the term of this Lease place on or about the Premises any ordinary “For Lease” signs, all without rebate of rent or liability to Lessor. Lessor shall retain a key to all locked portions of the Premises (except vaults and locked file or storage cabinets) at all times. Lessee may not change locks upon the Premises without Lessor”s prior consent.

14.16 Signs and Auctions. Lessee shall not place any sign upon the Premises or conduct any auction on the Premises or permit or consent to the conduct of any execution sale on the Premises without Lessor’s prior written consent.

14.17 Corporate Authority. Each individual executing this Lease on behalf of Lessee represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Lessee in accordance with a duly adopted resolution of the Board of Directors of Lessee or in accordance with the By-Laws of Lessee, and that this Lease is binding upon Lessee in accordance with its terms and that the Lessee is duly qualified to transact business as a foreign corporation in the State of Texas. Lessee shall, within thirty (30) days after execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of Lessee authorizing or ratifying the execution of this Lease.

14.18 Financial Information. From time to time during the term of this Lease, Lessee shall provide Lessor with current financial information concerning Lessee, as reasonably requested by Lessor.

14.19 Force Majeure. Any prevention, delay or stoppage due to strikes, labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by that party for a period equal to the duration of the prevention, delay or stoppage, except the obligations imposed with regard to rental and other charges to be paid by Lessee pursuant to this Lease.

14.20 Quiet Possession. Lessor agrees that Lessee upon paying the rent and performing the covenants and conditions of this Lease may quietly have, hold and enjoy the Premises during the term of this Lease or any extension of this Lease.

14.21 Payment of Lessor’s Expenses. Lessee agrees to pay Lessor’s costs and expenses, including reasonable attorneys’ fees, in enforcing Lessee’s obligations or pursuing Lessor’s remedies under this Lease, whether or not Lessee is in material default under this Lease.

The Rules and Regulations attached to this Lease are incorporated in and constitute an integral part of this Lease. Lessee acknowledges that Lessor may make reasonable changes or modifications to such Rules and Regulations, and those changes or modifications shall be binding upon Lessee provided Lessor has given Lessee reasonable prior written notice of any such changes or modifications.

Lessor and Lessee executed this Lease at the place specified immediately adjacent their signatures.

ADDRESS:	10330 W. Roosevelt Rd.	ARMSTRONG CONTAINERS, INC. LESSEE
Westchester, Illinois
60153
		By:	/s/ Illegible
President

ADDRESS:	c/o Donald J. McLachlan	MRM ASSOCIATES LESSOR
Suite 5200
Three First National Plaza
	Chicago, Illinois 60602	By:	/s/ Illegible
A Partner

EXHIBIT A

A tract of land situated in the William D. Reed Survey, Abstract No. 1239 and being a part of Lot 4 in Block 3 of Garland West Industrial Park, an addition to the City of Garland, Texas, according to the plat recorded in Volume 551 at page 1680 of the Map Records of Dallas County, Texas, and being more particularly described as follows:

BEGINNING, at a point in the Northwest line of Miller Park Drive (a 60 foot R.O.W.) said point being the common Southerly corners of Lots 4 and 5 in Block 3 of said addition, an iron stake for corner;

THENCE, South 69 deg. 31 min. West, with the said Northwest line of Miller Park Drive, a distance of 464.32 feet to the beginning of a curve to the right, having a central angle of 04 deg. 49 min. 31 sec., a radius of 256.48 feet, an iron stake for corner;

THENCE, Westerly with the said Northerly line of said Miller Park Drive, same being with said curve to the right, an arc distance of 21.60 feet to the end of said curve, an iron stake for corner;

THENCE, North 20 deg. 29 min. 10 sec. West, leaving the said Northerly line of Miller Park Drive, a distance of 419.09 feet to a point in the Southeast line of Missouri, Kansas and Texas Railroads (100 foot R.O.W.) an iron stake for corner;

THENCE, North 69 deg. 31 min. East, with the said Southeast line of said Missouri, Kansas and Texas Railroads Southeast line, a distance of 485.92 feet to the Northeast corner of said Lot 4, an iron stake for corner.

THENCE, South 20 deg. 29 min. East, with the common line of Lots 4 and 5, a distance of 420.00 feet to the Place of Beginning and containing 204,074 square feet or 4.6849 acres of land.

RULES AND REGULATIONS

WHICH CONSTITUTE A PART OF THE LEASE

1. No awning or other projection shall be attached to the outside walls of the Premises without the prior written consent of the Lessor.

2. No sign, advertisement or notice shall be exhibited, painted, or affixed by any Lessee on any part of, or so as to be seen from the outside of the Premises without the prior written consent of the Lessor. In the event of the violation of this Rule by Lessee, Lessor may remove the sign, advertisement or notice without liability and may charge the expense incurred in removal to Lessee.

3. The toilets and wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown in them. All damage resulting from any misuse of those fixtures shall be borne by Lessee.

4. Lessee shall not mark, paint, drill into, or in any way deface any part of the Premises. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted except with the prior written consent of the Lessor and as the Lessor may direct.

5. Lessee shall not at any time bring or keep upon the Premises any inflammable, combustible, or explosive fluid, chemical or substance which is not in conformance with all governmental regulations.

6. The Lessor shall have the right to prohibit any advertising by Lessee which, in Lessor’s opinion, tends to impair the reputation of the Premises or its desirability as a building for its intended use, and upon written notice from Lessor Lessee shall refrain from or discontinue that advertising.